 As filed with the Securities and Exchange Commission on September 6, 1995
                                                Registration No. 33-

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                            -------------------

                                  FORM S-8

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                               -------------

                               COPYTELE, INC.
           (Exact Name of Registrant as Specified in its Charter)


           Delaware                                   11-2622630
 (State or Other Jurisdiction              (I.R.S. Employer Identification
     of Incorporation or                                 No.)
        Organization)


                              900 Walt Whitman Road
                    Huntington Station, New York  11746
                               (516) 549-5900
            (Address, Including Zip Code, and Telephone Number,
     including Area Code, of Registrant's Principal Executive Offices)


                   COPYTELE, INC. 1993 STOCK OPTION PLAN
                            (Full Title of Plan)


                              Denis A. Krusos
             Chairman of the Board and Chief Executive Officer
                               CopyTele, Inc.
                           900 Walt Whitman Road
                    Huntington Station, New York  11746
                               (516) 549-5900
                   (Name and Address, Including Zip Code,
      and Telephone Number, Including Area Code, of Agent For Service)

                                 Copies to:

                         Gerald S. Backman, P.C.
                          Weil, Gotshal & Manges
                             767 Fifth Avenue
                         New York, New York 10153
                              (212) 310-8000


                                               CALCULATION OF REGISTRATION FEE
                                                              Proposed Maximum      Proposed Maximum
 Title of Each Class of Securities to      Amount to be      Offering Price Per    Aggregate Offering         Amount of
            be Registered                   Registered              Unit                  Price           Registration Fee
Shares of Common Stock, par value $.01
per share                                   4,000,000               $9.25              $37,000,000            $12,759

(1)     Plus such indeterminate number of shares of Common Stock of the Registrant as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the
        Securities Act of 1933.

(2)     Estimated pursuant to Rule 457(b) and Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of the shares as reported by the NASDAQ National Market System, the automated quotation system of the National Association of Securities Dealers, Inc., on August 31, 1995.
/TABLE

                                EXPLANATORY NOTE

               This Registration Statement registers 4,000,000 additional shares of common stock of CopyTele, Inc. (the "Company"), par value $.01 per share (the "Common Stock"), for issuance pursuant to stock options granted under the Company's 1993 Stock Option Plan, as amended. The contents of an earlier Registration Statement on Form S-8 in respect of the Company's 1993 Stock Option Plan, as filed with the Securities and Exchange Commission on December 9, 1993, Registration No. 33-72716, are hereby incorporated by reference; provided, however, that the Reoffer Prospectus contained therein shall
     --------  -------
     be deleted and the following revised Reoffer Prospectus, filed as part of this Registration Statement, shall be substituted therefor.



























































     NYFS11...:\95\38995\0001\2579\FRM8115S.37A

                               REOFFER PROSPECTUS
                               ------------------

                                 COPYTELE, INC.

                     COMMON STOCK (PAR VALUE $.01 PER SHARE)

                   7,000,000 SHARES OF COMMON STOCK UNDER THE
                      COPYTELE, INC. 1993 STOCK OPTION PLAN

               This Prospectus is being used in connection with the offering from time to time by directors, officers and/or other key employees and consultants (the "Selling Shareholders") of CopyTele, Inc., a Delaware corporation (the "Company"), who may be deemed "affiliates" of the Company as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), of shares of common stock, par value $.01 per share, of the Company (the "Common Stock") which have been or may be acquired by them pursuant to the Company's 1993 Stock Option Plan, as amended on May 3, 1995 (the "1993 Plan").

               The shares of Common Stock may be sold from time to time to purchasers directly by any of the Selling Shareholders. Alternatively, the Selling Shareholders may sell the shares of Common Stock in one or more transactions (which may involve one or more block transactions) on the National Association of Securities Dealers, Inc. Automated Quotation System National Market System (the "Nasdaq Stock Market"), in sales occurring in the public market off the Nasdaq Stock Market, in separately negotiated transactions, or in a combination of such transactions; each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; some or all of the shares of Common Stock may be sold through brokers acting on behalf of the Selling Shareholders or to dealers for resale by such dealers; and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Shareholders and/or the purchasers of such shares for whom they may act as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). However, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Selling Shareholders will be borne by each such Selling Shareholder. The Company will not be entitled to any of the proceeds from such sales, although the Company may receive the exercise price in cash upon the exercise of the options under which the shares of Common Stock are acquired by the Selling Shareholders.

               The Selling Shareholders and any dealer participating in the distribution of any shares of Common Stock or any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the shares of Common Stock by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

               The Common Stock is traded on the Nasdaq Stock Market. On September 1, 1995 the closing price of the Common Stock as reported by the Nasdaq Stock Market was $8.75 per share.

               AN INVESTMENT IN THE COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "THE COMPANY".

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
         THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is September 6, 1995

                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----
     Available Information . . . . . . . . . . . . . . . . . . . .        3

     Incorporation of Certain Documents
       by Reference  . . . . . . . . . . . . . . . . . . . . . . .        4

     The Company . . . . . . . . . . . . . . . . . . . . . . . . .        5

     Selling Shareholders  . . . . . . . . . . . . . . . . . . . .        5

     Plan of Distribution  . . . . . . . . . . . . . . . . . . . .        6

     Experts . . . . . . . . . . . . . . . . . . . . . . . . . . .        7

               No person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with any offering made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer to sell, solicitation of an offer to buy or sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to such date.

                              AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at the Northwestern Atrium Center, 500 West Madison, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth
     Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates.

               This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents filed by the Company with the Commission are incorporated herein by reference:

               (a) The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1994.

               (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 1995 and April 30, 1995.

               (c) The Company's Reports on Form 8-K dated November 21, 1994, and March 28, 1995.

               (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act on October 24, 1983, including any amendment or report filed for the purpose of updating such description.

               All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

               The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: CopyTele, Inc., 900 Walt Whitman Road, Huntington Station, New York 11746, Attention: Secretary. Telephone requests may be directed to the Secretary at (516) 549-5900.

               Any statements contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

                                   THE COMPANY

               The Company, a development stage enterprise, is engaged in the design, development and marketing of telecommunications products incorporating its ultra-high resolution charged particle (electrophoretic) flat panel display screen for the receipt and transmission of text, facsimile, graphics and pictures. The Company's principal activities presently relate to a joint venture (the "Joint Venture") with Shanghai Electronic Components Corp. of Shanghai, China. The goal of the Joint Venture is to develop, manufacture and market products worldwide in the telecommunications field. The Company's Chief Executive Officer, Denis A. Krusos, and its President, Frank J. DiSanto, are engaged in the management and operations of the Company, including the technical aspects of the development of the Company's planned products, and are important to the future business and financial arrangements for the Company and the Joint Venture.

               The Company has not had any revenues to support its operations since its inception. There is no assurance, and the Company is not able to predict, if and when marketable telecommunications products incorporating the Company's flat panel technology will be developed or produced. Even if the Company were to produce marketable products directly or through the Joint Venture, there is no assurance that the Company will generate revenues in the future or will have sufficient revenues to generate profit or that other products will not be produced by other companies that will render the products of the Company or the Joint Venture obsolete.

               IN LIGHT OF THE FOREGOING FACTORS AND OTHER INFORMATION CONTAINED IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS
     PROSPECTUS, AN INVESTMENT IN THE COMMON STOCK INVOLVES SUBSTANTIAL
     RISKS.

               The Company was incorporated on November 5, 1982, under the laws of the State of Delaware. Its principal executive offices are located at 900 Walt Whitman Road, Huntington Station, New York 11746, and its telephone number is (516) 549-5900.


                              SELLING SHAREHOLDERS

               This Prospectus relates to shares of Common Stock which have been or may be acquired by the Selling Shareholders pursuant to the 1993 Plan. The following table sets forth certain information with respect to the Selling Shareholders as of August 31, 1995, as follows:
     (i) the name and position with the Company within the past three years of each Selling Shareholder; (ii) the number of shares of Common
     Stock beneficially owned by each Selling Shareholder (including shares obtainable under options exercisable within sixty (60) days of such date); (iii) the number of shares of Common Stock being offered hereby; and (iv) the number and percentage of the Company's outstanding shares of Common Stock to be beneficially owned by each Selling Shareholder after completion of the sale of Common Stock being offered hereby. There is no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered hereby.


      Selling Shareholder      Number of                        Shares Beneficially
      and Position with        Shares         Number of          Owned After Sale
      the Company within       Beneficially   Shares Being     --------------------
      the Past Three Years     Owned*         Offered Hereby**   Number    Percent
      --------------------     ------------   ----------------   ------    -------
      Denis A. Krusos -
      Director, Chairman
      of the Board and
      Chief Executive
      Officer                    3,234,630        1,050,000      2,634,630    9.76%

      Frank J. DiSanto -
      Director and President     3,225,390        1,050,000      2,625,390    9.75%

      Gerald J. Bentivegna -
      Director, Vice
      President-Finance
      and Chief Financial
      Officer                            0           75,000              0    0.00%

      John R. Shonnard -
      Director                     119,500           40,000         99,500    0.38%

      John E. Gillies -
      Director                      30,500           40,000         10,500    0.04%
      ________________

      *   Includes 178,500 shares, 92,500 shares, 47,800 shares and 10,000 shares which
          Denis A. Krusos, Frank J. DiSanto, John R. Shonnard and John E. Gillies,
          respectively, have the right to acquire upon exercise of options granted pursuant to the CopyTele, Inc. 1987 Stock Option Plan, and 600,000 shares,
          600,000 shares, shares, 20,000 shares and 20,000 shares which Denis A. Krusos,
          Frank J. DiSanto, John R. Shonnard and John E. Gillies, respectively, have the right to acquire upon exercise of options granted pursuant to the 1993 Plan.

      **  Includes options granted pursuant to the 1993 Plan to Denis A. Krusos, Frank J.
          DiSanto, Gerald J. Bentivegna, John R. Shonnard and John E. Gillies to purchase
          450,000 shares, 450,000 shares, 75,000 shares, 20,000 shares and 20,000 shares, respectively, of Common Stock, which options are not currently exercisable or exercisable within sixty (60) days of the date hereof.


               As of August 31, 1995, there were 25,777,003 shares of the Company's Common Stock outstanding.


                              PLAN OF DISTRIBUTION

               The shares of Common Stock may be sold from time to time to purchasers directly by any of the Selling Shareholders.
     Alternatively, the Selling Shareholders may sell the shares of Common Stock in one or more transactions (which may involve one or more block transactions) on the Nasdaq Stock Market, in sales occurring in the public market off the Nasdaq Stock Market, in separately negotiated transactions, or in a combination of such transactions; each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; some or all of the shares of Common Stock may be sold through brokers acting on behalf of the Selling Shareholders or to dealers for resale by such dealers; and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Shareholders and/or the purchasers of such shares for whom they may act as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). However, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Selling Shareholders will be borne by each such Selling Shareholder. The Company will not be entitled to any of the proceeds from such sales, although the Company may receive the exercise price in cash upon the exercise of the options under which the shares of Common Stock are acquired by the Selling Shareholders.

               The Selling Shareholders and any dealer participating in the distribution of any of the shares of Common Stock or any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the shares of Common Stock by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

               Any broker or dealer participating in any distribution of shares of Common Stock in connection with this offering may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this Prospectus, including a Prospectus Supplement, if required, to any person who purchases any of the shares of Common Stock from or through such broker or dealer.

               In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of Common Stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.


                                     EXPERTS

               The financial statements and schedules incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1994 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

                                   SIGNATURES


               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Huntington Station, State of New York, on this 6th day of September, 1995.


                                   CopyTele, Inc.


                                   By: /s/ Denis A. Krusos
                                      ----------------------------
                                       Denis A. Krusos
                                       Chairman of the Board and
                                       Chief Executive Officer


                                POWER OF ATTORNEY

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Denis A. Krusos and Frank J. DiSanto acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



 Signature                  Title                                              Date
 ---------                  -----                                              ----
 /s/ Denis A. Krusos        Chairman of the Board, Chief Executive Officer     September 6, 1995
 ------------------------   and Director (Principal Executive Officer)
 Denis A. Krusos

 /s/ Frank J. DiSanto       President and Director                             September 6, 1995
 ------------------------
 Frank J. DiSanto

 /s/ Gerald J. Bentivegna   Vice President-Finance, Chief Financial Officer    September 6, 1995
 ------------------------   and Director (Principal Financial and
 Gerald J. Bentivegna       Accounting Officer)

 /s/ John E. Gillies        Director                                           September 6, 1995
 ------------------------
 John E. Gillies

 /s/ John R. Shonnard       Director                                           September 6, 1995
 ------------------------
 John R. Shonnard


                                  EXHIBIT INDEX


EXHIBIT NO.                  DESCRIPTION
- -----------                  -----------



   4(a)     -       Certificate of Incorporation of the Company,
                    as amended, filed as Exhibit 3.1 to the Company's
                    Quarterly Report on Form 10-Q for the quarter ended
                    July 31, 1992 (incorporated by reference).

   4(b)     -       By-Laws of the Company, as amended and restated, filed
                    as Exhibit 4(b) to the Company's Registration Statement on Form S-8, Registration No. 33-49402 (incorporated by reference).

   4(c)     -       CopyTele, Inc. 1993 Stock Option Plan, filed as Annex A
                    to the Company's Proxy Statement dated June 10, 1993
                    (incorporated by reference).

   4(d)     -       Amendment No. 1 to the CopyTele, Inc. 1993 Stock Option
                    Plan, dated as of May 3, 1995.

   5        -       Opinion and consent of Weil, Gotshal & Manges, dated
                    September 6, 1995.

  23(a)    -       Consent of Arthur Andersen LLP

  23(b)    -       Consent of Weil, Gotshal & Manges (included in Exhibit 5).